Exhibit 99.1

NEWS RELEASE Company Contact: Tony Trunzo +1 503.498.3547 www.flir.com

FLIR Systems Announces Second Quarter

2007 Financial Results

Revenue Increases 33%; Operating Income Rises 42%;

Increases 2007 Financial Outlook

PORTLAND, OR—July 25, 2007 — FLIR Systems, Inc. (NASDAQ:FLIR) today announced financial results for the quarter ended June 30, 2007. Revenue was $184.3 million, up 33% compared to second quarter 2006 revenue of $138.6 million. Operating income for the quarter was $41.2 million, up 42% from $29.0 million in the second quarter of 2006. Net income for the quarter was $29.1 million, or $0.38 per diluted share, compared with net income of $21.4 million, or $0.28 per diluted share, in the second quarter a year ago.

Revenue from the Company’s Government Systems division increased 45% over the second quarter of 2006, to $90.0 million, driven by strength across all served markets, including airborne, land, and maritime. Revenue from the Company’s Commercial Vision Systems division increased 49% over the second quarter of last year, to $36.9 million, reflecting growth across all major product lines. Revenue from the Company’s Thermography division increased 11% over the second quarter of last year, to $57.4 million, primarily due to strong demand in both the upper and lower ends of the market.

The backlog of firm orders for delivery within the next twelve months was approximately $311 million at June 30, 2007, an increase of $31 million from $280 million at March 31, 2007. Backlog in the Government System’s division was $245 million, up $29 million during the quarter, primarily due to orders for stabilized, multi-sensor systems for the U.S. military. Backlog in the Commercial Vision System’s division was $54 million, up $2 million during the quarter. Backlog in the Thermography division was $11 million, flat with the prior quarter. The Thermography division operates primarily on a book and ship basis, and thus carries minimal backlog relative to revenue.

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FLIR Systems Announces First Quarter, 2007 Financial Results

July 25, 2007

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Cash used in operations during the quarter was $4 million, as net income for the quarter was offset by tax payments and increases in accounts receivable and inventory. At June 30, 2007, cash and cash equivalents were $152 million, down $1 million from $153 million at March 31, 2007.

“Overall, the successful start to the year we experienced last quarter continued throughout the second quarter,” noted Earl Lewis, President and CEO. “Demand was excellent, particularly in our Government Systems and Commercial Vision Systems divisions, as backlog at the end of the quarter again set a record at $311 million. Based on the quarter’s results, and the expectations for the remainder of the year, we are once again increasing our guidance for the year.”

Updated Revenue and Earnings Outlook for 2007

Based on the financial results for the quarter, and the outlook for the remainder of the year, the Company is increasing its revenue and earnings guidance for 2007. The Company currently expects net revenue in fiscal 2007 to be in the range of $730 million to $750 million, and net earnings to be in the range of $1.64 to $1.70 per diluted share, which includes stock-based compensation expense of approximately $15.2 million, or $0.14 per diluted share. This guidance assumes a tax rate for the year of approximately 28%, and an average share count of approximately 80 million diluted shares.

Conference Call

FLIR has scheduled a conference call at 11:00 am EDT today. A simultaneous WebCast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 1:00 PM EDT at this same internet address. For a telephone replay, dial (800) 642-1687, reservation #4675050 after 2:00 PM EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company’s web site at www.FLIR.com.

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FLIR Systems Announces First Quarter, 2007 Financial Results

July 25, 2007

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Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the section captioned “Updated Revenue and Earnings Outlook for 2007” above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the ability to manufacture and deliver the products in the time period required, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, the timely receipt of export licenses for international shipments, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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(tables attached)

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue	$184,296	$138,550	$345,659	$255,889
Cost of goods sold	85,150	64,639	156,691	121,130

Gross profit	99,146	73,911	188,968	134,759

Operating expenses:
Research and development	17,915	15,166	35,931	30,395
Selling, general and administrative	40,068	29,696	75,892	56,449

Total operating expenses	57,983	44,862	111,823	86,844

Earnings from operations	41,163	29,049	77,145	47,915

Interest expense	2,564	1,953	5,304	3,877
Other income, net	(1,169)	(2,725)	(3,578)	(3,426)

Earnings before income taxes	39,768	29,821	75,419	47,464

Income tax provision	10,683	8,410	20,070	13,394

Net earnings	$29,085	$21,411	$55,349	$34,070

Net earnings per share:
Basic	$0.44	$0.31	$0.83	$0.49

Diluted	$0.38	$0.28	$0.73	$0.45

Weighted average shares outstanding:
Basic	66,742	69,109	66,394	69,136

Diluted	78,913	80,801	78,402	81,001

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$151,624	$138,623
Accounts receivable, net	173,556	167,502
Inventories, net	162,951	135,928
Prepaid expenses and other current assets	44,716	29,155
Deferred income taxes, net	15,578	15,262

Total current assets	548,425	486,470
Property and equipment, net	104,148	92,156
Deferred income taxes, net	1,811	3,687
Income taxes receivable	1,988	—
Goodwill	159,710	159,802
Intangible assets, net	40,375	40,917
Other assets	14,583	15,116

	$871,040	$798,148

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$22,000	$45,500
Accounts payable	47,100	40,608
Deferred revenue	17,446	13,709
Accrued payroll and related liabilities	28,340	25,831
Accrued product warranties	5,408	5,174
Advance payments from customers	8,312	10,064
Other current liabilities	12,026	12,149
Accrued income taxes	501	17,331
Current portion of long-term debt	7	7

Total current liabilities	141,140	170,373

Long-term debt	207,458	207,024
Deferred tax liability, net	4,816	2,392
Accrued income taxes	5,778	—
Pension and other long-term liabilities	20,271	19,607

Commitments and contingencies

Shareholders’ equity	491,577	398,752

	$871,040	$798,148